                                                                    Exhibit 99.2

      RELEASE: IMMEDIATE

                    GETTY REALTY CORP. ENTERS INTO NET LEASE

                         WITH FAS MART FOR 36 PROPERTIES

JERICHO, N.Y., November 1, 2004 -- Getty Realty Corp., (NYSE: GTY) announced today that it has entered into an agreement with GPM Investments, LLC to triple net lease to them all 36 former DB Mart convenience store and retail service station properties in Connecticut and Rhode Island that Getty will be acquiring this week from DB Companies, Inc. Getty announced the acquisition on September 8, 2004. The triple net lease has an initial term of 15 years and provides 3 renewal terms of 5 years each.

It is estimated that the acquisition and triple net lease transaction will be accretive to Getty's annual earnings, funds from operations and adjusted funds from operations in the amount of approximately $0.04, $0.06 and $0.06 per share of common stock, respectively.


GPM Investments currently has a network of more than 200 company operated convenience stores and independent dealers in the Mid-Atlantic States. GPM sites are branded Fas Mart and Shore Stop and GPM is one of Valero's largest gasoline distributors.


Mr. Leo Liebowitz, Chairman and CEO of Getty, said "We are pleased to lease these quality locations to Fas Mart, a leader in the convenience store industry."

Getty Realty Corp. is a real estate investment trust specializing in convenience stores, retail motor fuel and petroleum distribution terminals. The Company owns and leases over 1,000 properties in the Eastern United States.

   Contact: Kevin Shea
   (516) 478-5480

Certain statements in this news release constitute "forward looking statements" within the meaning of Private Securities Litigation Reform Act of 1995. When used herein, the words "believes," "expects," "plans," "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.